As filed with the Securities and Exchange Commission on December 12, 2007

Registration No. 333-122843

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CACI International Inc

(Exact name of registrant as specified in its charter)

Delaware	54-1345888
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 North Glebe Road

Arlington, Virginia 22201

(Address of Principal Executive Offices including Zip Code)

CACI International Inc

1996 Stock Incentive Plan (As Amended September 22, 2004)

(Full Title of the Plan)

Arnold Morse

Senior Vice President, Chief Legal Officer and Secretary

CACI International Inc

1100 North Glebe Road

Arlington, Virginia 22201

(703) 841-7800

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

EXPLANATORY NOTE

CACI International Inc (the “Registrant”) is filing this post-effective amendment to deregister certain securities originally registered pursuant to the following registration statements:

•

Form S-8 Registration Statement No. 333-20407, filed on January 24, 1997, pursuant to which the Registrant registered 3,000,000 shares of Common Stock, par value $0.10 per share (the “Common Stock”), for issuance under the CACI International Inc 1996 Stock Incentive Plan, as amended (the “Former Plan”) (as adjusted to reflect an increase resulting from a 2-for-1 stock split);

•	Form S-8 Registration Statement No. 333-82342, filed on February 7, 2002, pursuant to which the Registrant registered 1,100,000 shares of Common Stock for issuance under the Former Plan;

•	Form S-8 Registration Statement No. 333-104115, filed on March 28, 2003, pursuant to which the Registrant registered 1,850,000 shares of Common Stock for issuance under the Former Plan; and

•	Form S-8 Registration Statement No. 333-122843, filed on February 15, 2005, pursuant to which the Registrant registered 1,500,000 shares of Common Stock for issuance under the Former Plan.

A total of 7,450,000 shares were registered for issuance under the Former Plan.

The Registrant has since adopted a new equity incentive plan, the CACI International Inc 2006 Stock Incentive Plan (the “2006 Plan”), which effectively replaces the Former Plan. As of November 16, 2006 (the “Effective Date”), no future awards will be made under the Former Plan. According to the terms of the 2006 Plan, shares that were available for grant under the Former Plan that were not granted under the Former Plan are available for issuance under the 2006 Plan, including the number of shares that terminate, expire, or lapse for any reason after the Effective Date. The total number of shares available for grant under the Former Plan as of the Effective Date is 894,130 shares (the “Carried Forward Shares”). The Carried Forward Shares are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (file no. 333-122843), the Registrant is filing a Registration Statement on Form S-8 to register shares of Common Stock for offer or sale pursuant to the 2006 Plan, including the Carried Forward Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reallocate the Carried Forward Shares from the Former Plan to the 2006 Plan, and (ii) to carry over the registration fees paid for the Carried Forward Shares from the Registration Statement on Form S-8 filed for the Former Plan to the Registration Statement on Form S-8 for the 2006 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, Commonwealth of Virginia, on the 12th day of December, 2007.

CACI INTERNATIONAL INC

By:	/s/ Arnold D. Morse
Arnold D. Morse Senior Vice President, Chief Legal Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Arnold D. Morse as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Paul M. Cofoni Paul M. Cofoni	President and Chief Executive Officer (Principal Executive Officer)	December 12, 2007

/s/ Thomas A. Mutryn Thomas A. Mutryn	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	December 12, 2007

/s/ Carol P. Hanna Carol P. Hanna	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	December 12, 2007

/s/ J. P. London J. P. London	Executive Chairman and Chairman of the Board	December 12, 2007

Name	Title	Date

/s/ Dan R. Bannister Dan R. Bannister	Director	December 12, 2007

/s/ Gregory G. Johnson Gregory G. Johnson	Director	December 12, 2007

/s/ Richard L. Leatherwood Richard L. Leatherwood	Director	December 12, 2007

/s/ Michael J. Mancuso Michael J. Mancuso	Director	December 12, 2007

/s/ Dr. Warren R. Phillips Dr. Warren R. Phillips	Director	December 12, 2007

/s/ Charles P. Revoile Charles P. Revoile	Director	December 12, 2007

/s/ H. Hugh Shelton H. Hugh Shelton	Director	December 12, 2007